(Letterhead of Branden T. Burningham, Esq.)


June 22, 2000

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Balanced Living, Inc., a Colorado corporation (the "Registrant"), SEC File No. 333-69415, to be filed on or about June 23, 2000, covering the registration and issuance of 100,000 shares of common stock to an individual consultant

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

cc:    Balanced Living, Inc.

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